August 31, 1999


Securities and Exchange Commission
Division of Investment Management
Office of Insurance Products
450 Fifth Street, N.W.
Washington, DC 20549

Re: Opinion of Counsel - Valley Forge Life Insurance Company Variable Life
    Separate Account
    File Nos. 333-01949 and 811-07569

Gentlemen:

This Opinion of Counsel is rendered in connection with the filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of Post-Effective Amendment No. 6 to a Registration Statement filed on Form S-6 for the variable life insurance policies to be issued by Valley Forge Life Insurance Company and its separate account, Valley Forge Life Insurance Company Variable Life Separate Account. I have made such examination of the law and have examined such records and documents as, in my judgment, are necessary or appropriate to enable me to render the opinions expressed below.

I am of the following opinions:

1. Valley Forge Life Insurance Company Variable Life Separate Account is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

2. Upon the acceptance of premiums paid by an Owner pursuant to a policy issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally-issued, fully-paid, non-assessable contractual interest under such policy.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

Very truly yours,


/s/TIMOTHY SCOTT
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